SECURITIES AND EXCHANGE COMMISSION


                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934



                                   May 1, 2002
 -------------------------------------------------------------------------------
                (Date of Report, date of earliest event reported)



                               TREMONT CORPORATION
 -------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



 Delaware                    1-10126                 76-0262791
--------------------------------------------------------------------------------
(State or other           (Commission                (IRS Employer
 jurisdiction of           File Number)               Identification
 incorporation)                                       Number)


1999 Broadway, Suite 4300, Denver, CO                      80202
--------------------------------------------------------------------------------
(Address of principal executive offices)                (Zip Code)



                                 (303) 296-5600
 -------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
 -------------------------------------------------------------------------------
             (Former name or address, if changed since last report)

Item 5:  Other Events

     On May 1, 2002 the Registrant  issued the press release  attached hereto as
Exhibit 99.1, which is incorporated herein by reference. The press release relates to an announcement by Registrant regarding Registrant's first quarter financial results for 2002.



Item 7:     Financial Statements, Pro Forma Financial Information and Exhibits

       (c)  Exhibits

            Item No.    Exhibit List
            --------    --------------------------------------------------------

            99.1        Press release dated May 1, 2002 issued by Registrant.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                      TREMONT CORPORATION
                                     (Registrant)




                                      By: /s/ Joan H. Prusse
                                          ---------------------------
                                          Joan H. Prusse
                                          Assistant  General Counsel and
                                          Assistant Secretary




Date: May 1, 2002

                                                                    Exhibit 99.1
                                  PRESS RELEASE


FOR IMMEDIATE RELEASE:                                CONTACT:

Tremont Corporation                                   Mark A. Wallace
1999 Broadway, Suite 4300                             Vice President and
Denver, Colorado 80202                                  Chief Financial Officer
                                                      (303) 296-5615


                   TREMONT REPORTS FIRST QUARTER 2002 RESULTS


     DENVER, COLORADO . . . May 1, 2002 . . . Tremont Corporation ("Tremont" or the "Company") (NYSE: TRE) reported a net loss for the first quarter of 2002 of $11.6 million, or $1.87 per diluted share, compared to net income of $4.5 million, or $.72 per diluted share, for the same quarter in 2001.

     The Company's equity in losses of 39%-owned Titanium Metals Corporation ("TIMET") was $11.8 million in the first quarter of 2002 compared to equity in earnings of $.1 million in the first quarter of 2001. TIMET reported a net loss of $36.1 million in the first quarter of 2002 compared to a net loss of $3.6 million in the first quarter of 2001. The Company's equity in losses of TIMET in the first quarter of 2002 includes losses of $10.6 million related to TIMET's $27.5 million special charge (discussed below) associated with its investment in Special Metals Corporation ("SMC"). TIMET's sales of $104.4 million in the first quarter of 2002 were 16% lower than the year-ago period. The decrease resulted principally from a 16% decrease in mill product sales volume, a 37% decrease in melted product sales volume and changes in product mix, partially offset by 6% and 8% increases in mill and melted product selling prices, respectively (mill product selling prices expressed in U.S. dollars using actual foreign currency exchange rates prevailing during the respective periods). In billing currencies (which exclude the effects of foreign currency translation), mill product selling prices increased 7% from the year-ago period.

     As compared to the fourth quarter of 2001, mill product sales volume in the first quarter of 2002 decreased 9%, while selling prices expressed in U.S. dollars increased 3%. In billing currencies, mill product selling prices also increased 3%. Melted product sales volume decreased 35% in the first quarter of 2002 as compared to the fourth quarter of 2001 while melted product selling prices increased 1%.

     TIMET's backlog at the end of March 2002 was approximately $175 million compared to $225 million at the end of December 2001 and $290 million at the end of March 2001. The decline in the backlog principally reflects the continuing effects of the slowdown in the commercial aerospace sector and build up of excess inventory in the supply chain.

     During the first quarter of 2002, TIMET recorded a special charge of $27.5 million related to its investment in SMC. On March 27, 2002, SMC and its U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. As a result, TIMET undertook an assessment of its investment in SMC and recorded the special charge for an other than temporary decline in the fair value of its investment in SMC, reducing TIMET's carrying amount of its investment in SMC to zero.

     The Company's equity in earnings of 21%-owned NL Industries, Inc. ("NL") was $.8 million in the first quarter of 2002 compared to $6.1 million in the first quarter of 2001. NL reported net income of $6.4 million in the first quarter of 2002 compared to net income of $34.6 million in the first quarter of 2001. Operating income of NL's titanium dioxide pigments ("TiO2") business in the first quarter of 2002 was $22.2 million compared to $51.9 million in the prior year period. The decrease in operating income was primarily due to lower average selling prices in billing currencies, partially offset by higher sales volume.

     NL's average selling price in billing currencies (which excludes the effects of foreign currency translation) during the first quarter of 2002 was 15% lower than the first quarter of 2001 and 5% lower than the fourth quarter of 2001. Compared with the fourth quarter of 2001, selling prices in billing currencies were lower in all major markets. NL's first quarter 2002 average selling price expressed in U.S. dollars (computed using actual foreign currency exchange rates prevailing during the respective periods) was 18% lower than the first quarter of 2001 and 6% lower than the fourth quarter of 2001.

     NL's first quarter 2002 sales volume increased 9% from the first quarter of 2001 and increased 23% from the fourth quarter of 2001. Compared to the first quarter 2001, sales volume in the first quarter of 2002 increased 9% and 15%, in Europe and North America, respectively, while export volume decreased 6%. Compared with the fourth quarter of 2001, sales volume increased 29% and 25%, in Europe and North America, respectively, while export volume decreased modestly. First quarter 2002 production volume decreased 2% compared with the first quarter of 2001 and increased 9% from the fourth quarter of 2001.

     NL's unusual pretax items in the first quarter of 2002 and 2001 of $1.9 million and $10.6 million, respectively, relate to litigation settlement gains with former insurance carrier groups related to environmental remediation claims.

     The Company's equity in earnings of other joint ventures principally represents earnings from its real estate development partnership. The Company's corporate expenses increased in the first quarter of 2002 compared to the first quarter of 2001 due to an increase in the Company's environmental obligations, resulting from changes in the estimated costs of remediation efforts. The Company's effective tax rates for the first quarter of 2002 and 2001 differ from the U.S. federal statutory income tax rate because a portion of the Company's equity in earnings of NL are tax-free to the extent the Company receives dividends from NL. In addition, the Company's effective tax rate in the first quarter of 2002 varies from the statutory rate because the Company did not recognize deferred tax assets with respect to its equity in losses of TIMET and its net corporate expenses and interest expense, which assets the Company believed did not currently meet the "more-likely-than-not" recognition criteria.

     The statements contained in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "looks," "should," "could," "anticipates," "expects" or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are risks and uncertainties including, but not limited to, the cyclicality of TIMET's and NL's businesses, TIMET's dependence on the aerospace industry, the sensitivity of TIMET's and NL's businesses to global productive capacity, global economic and political conditions, customer inventory levels, competitive technology positions, changes in product pricing and costs, the performance of aerospace manufacturers and TIMET under their long-term purchase agreements, the difficulty in forecasting demand for titanium products, the impact of long-term contracts with vendors on TIMET's ability to reduce or increase supply or achieve lower costs, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime, transportation interruptions, war and terrorist activities), the ultimate resolution of pending or possible future litigation, legislative developments, recoveries from insurance claims and the timing thereof, fluctuations in currency exchange rates, control by certain stockholders and possible conflicts of interest, uncertainties associated with new product development, the supply of raw materials and services, changes in raw material and other operating costs (including energy costs), possible disruption of business or increases in the cost of doing business resulting from war or terrorist activities, and other risks and uncertainties. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements. The financial information contained in this release is subject to future correction and revision and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, as each may be amended from time to time, filed with the Securities and Exchange Commission.

     Tremont, headquartered in Denver, Colorado, is principally a holding company with operations in the titanium metals business, conducted through TIMET, in the TiO2 business, conducted through NL, and in real estate development, conducted through The Landwell Company.

                                                               o o o o o




                               TREMONT CORPORATION

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                      (In millions, except per share data)
                                   (Unaudited)


                                                        Three months ended
                                                            March 31,
                                                    ---------------------------
                                                       2002           2001
                                                       ----           ----

Equity in earnings (losses) of:
     TIMET                                            $ (11.8)       $    .1
     NL                                                    .8            6.1
     Other joint ventures                                  .3             .7
                                                    -----------    ------------
                                                        (10.7)           6.9
Corporate expenses, net                                   1.1             .6
Interest expense                                           .2             .3
                                                    -----------    ------------

     Income (loss) before taxes                         (12.0)           6.0

Income tax expense (benefit)                              (.4)           1.5
                                                    -----------    ------------


   Net income (loss)                                  $ (11.6)       $   4.5
                                                    ===========    ============

Earnings (loss) per share:
   Basic                                              $ (1.87)       $   .73
   Diluted                                            $ (1.87)       $   .72

Weighted average shares outstanding:
   Basic shares                                           6.2            6.2
   Diluted shares                                         6.2            6.3